CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 30, 2025, relating to the financial statements and financial highlights of F/m US Treasury 3 Month Bill ETF, a series of RBB Fund, Inc., which are included in Form N-CSR for the year ended August 31, 2025 and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Portfolio Holdings Information”, “General Information” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

February 9, 2026